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                                                                   Exhibit 10.12


Certain portions of this Exhibit have been omitted pursuant to a request for "Confidential Treatment" under Rule 24b-2 of the Securities and Exchange Commission. Such portions have been redacted and bracketed in the request and appear as [ ] in the text of this Exhibit. The omitted confidential information has been filed with the Securities and Exchange Commission.


                             SUPPLEMENTAL AGREEMENT
               AS A REVISION OF THE AGREEMENT SIGNED ON 2/18/2000

     China Card I.C. (Shanghai) Co., Ltd. (hereinafter referred to as Party A) and American Pacific Aviation & Technology Corporation (hereinafter referred to as Party B) signed on 2/18/00 the Equipment Purchase Contract, the Technical Aid And Know-how License Contract and the Raw Materials Supply And Products Sales Contract, in relation to the purchase by Party A of Party B's production facilities for the manufacture of the contactless smart cards. Now and hereby, the parties, through friendly negotiations, conclude the following supplemental agreement.

Article 1 Purchase of Raw Materials

     1. Party B shall supply to the order of Party A after the former receives and confirms the order by the latter for the procurement of production materials for the non-contact smart cards.

     2. The unit price for the needed raw material for each non-contact smart
card is CIF US$[    ] per piece (PVC and outer packaging material excluded).

     3. Party A guarantees that the quality of the non-contact smart cards made of the raw materials supplied are up to the ISO standard.

     4. Party B shall, after receiving and confirming the order placed by Party A, make delivery in accordance with quantity, variety, specifications, time of shipment indicated in the order, so as to enable Party A to continue its normal production. In case the stoppage of production by Party A is attributed to the delay of Party B in delivering the material ordered, Party B shall be liable to the economic loss suffered by Party A. Notwithstanding the aforesaid stipulation, when Party B informs Party A by written notice of certain unusual situation in which Party B needs to defer in the supply of the ordered goods, the


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latter shall give its consent to the requirement.

     5. Party A shall, in accordance with the purchase order, make remittance to the bank account designated by Party B for the payment under the sight L/C for the buying of the raw materials. To ensure timely payments, the parties agree that part of the payments will be made by remittance by American Huasu Trading Inc., and the remaining part will be made by L/C opened by Party A in favor of Party B. The specific amounts of each payment will be negotiated and decided by the three parties.

Article 2 Sales of Products

     1. Party B is willing to assist Party A to sell the contactless smart cards produced by Party A. The sales price will be negotiated and fixed by the parties every three years. The price is FOB US$[ ] per piece in the first three years.

     2. Party B shall provide Party A with annual sales plan and the exact amount of sales shall be subject to each specific order. Party B shall provide Party A with the needed new moulds free of charge before any change in the varieties of the ordered products.

     3. Party B shall open a three-year revolving L/C for the purchase of Party A's products. Party A shall make delivery in conformity with the order. Settlement of payment shall be subject to the amount of each order.

     4. Party A shall produce and deliver the goods in accordance with the varieties, specifications, quantities and shipment time under each order confirmed by the parties, and shall be liable to the economic loss incurred to Party B in case Party A fails to effect the shipment as regulated under the confirmed order.


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     5. If Party A receives order from a third party, it shall send notice to
Party B 30 days in advance, to enable the latter to adjust the carrying-out of the confirmed order.

     6. These terms replace paragraph 1.2 of the Agreement for Purchase of Equipment and the Agreement of Purchase of Raw Materials signed on 2/18/2000, which is now eliminated.

Article 3 Force Majeure

     In the course of the performance of the duties under this agreement, if either party is prevented from performing its duties under the agreement due to such events or incidents as earthquake, typhoon, flood, fire, war, government action or restriction, industrial turmoil, riots or other domestic upheavals, or any accident beyond control of the parties, the suffering party shall obtain a certification issued by its government and express-mail or fax the certification to the other party. The agreement shall be suspended after the notification. When the suspension of the agreement is more than six months, the parties shall decide whether to terminate the agreement or not.

Article 4 Liabilities for Breach

     The contractual parties shall carry out the terms and conditions under the agreement honestly. In case either party fails to perform any of the above-mentioned stipulations and causes the other party economic loss, it shall be liable to the compensation of the contract-honoring party. If the breaching party fails to reply 30 days after the honoring party lodges a claim against the breaching party, the claimed shall be deemed to accept the claim.

Article 5 Dispute Resolution

     In case of any dispute in the course of the carrying-out of this


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agreement, the parties should seek a settlement through friendly consultation and negotiation. If the parties fail to reach a settlement by consultation, the dispute shall be submitted to China International Economic And Trade Arbitration Commission (CIETAC) for arbitration. CIETAC Rules shall apply and the venue shall be in Beijing. The award shall be binding on the parties. Arbitration fees shall be borne by the losing party.

Article 6 Validity

     This agreement shall be valid and enforceable upon the signatures by the parties. In view of the fact that the parties signed on 2/18/00 the Equipment Purchase Contract, the Technical Aid and Know-how Licensing Contract and the Raw Materials Supply and Products Sales Contract, if there is any discrepancy between that of the three contracts and what is stipulated in this agreement, the relevant stipulation in this agreement shall prevail.

Article 7 Originals

     This agreement has 4 copies of originals being equally valid and each party shall have two.


Party A                                    Party B

China Card I.C. (Shanghai) Co., Ltd.       American Pacific Aviation &
                                           Technology Corporation

Authorized Representative                  Authorized Representative

Signature                                  Signature


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